EXHIBIT 99.1

1525 Perimeter Parkway, Suite 325 Huntsville, AL 35806 (256) 350-3873 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2022 Third Quarter Financial Results

HUNTSVILLE, AL – December 9, 2021 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2022 third quarter ended October 31, 2021.

Fiscal 2022 Third Quarter Financial Results Highlights

•	Net sales for 3Q22 were $30.0 million, compared with 2Q22 of $27.5 million and 3Q21 of $41.5 million

o	Traditional industrial activity continues to indicate strengthening demand

o	COVID-19 related sales of approximately $6.0 million in 3Q22 (as compared with $3.5 million in 2Q22 and $14.5 million in 3Q21) driven primarily by demand from Asia

o	High Performance Wear, High Visibility, and Wovens increase sequentially from 2Q22 to 3Q22

•	Gross profit was $12.6 million in 3Q22, compared to 2Q22 of $12.7 million and $21.7 million in 3Q21

•	Gross margin as a percentage of net sales in 3Q22 was 42.1%, compared to 46.3% in 2Q22 and 52.3% in 3Q21

•	Operating expenses were $8.5 million in 3Q22, down from $8.8 million in 2Q22 and $9.2 million in 3Q21

•	Operating profit was $4.1 million in 3Q22, up from $3.9 million in 2Q22 and down from $12.5 million in 3Q21

•	Net income was $2.8 million in 3Q22, up from $2.6 million in 2Q22 and down from $9.3 million in 3Q21

•	Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA)* of $4.9 million in 3Q22, compared with $4.7 million in 2Q22 and 13.8 million in 3Q21

•	In 3Q22 the Company completed a $2.8 million investment in Bodytrak and funded $0.9 million in share repurchases

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliation is provided in the tables of this press release.

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Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “In our fiscal 2022 third quarter ended October 31, 2021, Lakeland continued to demonstrate the durability of its post-COVID business model delivering strong financial results for the period. Revenues exceeded $30 million for the quarter, an increase of 9% sequentially from the second quarter. We maintained our gross margin improvement over pre-pandemic periods, and continued to exercise discipline in our operational expenses resulting in another profitable quarter. We accomplished this as freight rates threatened our margins, supply shortages delayed sales, and we learned that our assumptions about how the pandemic would end were incorrect. Against this challenging backdrop, our strong results in the third quarter reinforces our belief that we have made sustainable improvements to our operational performance that will drive continued increases in profitability as COVID-19 continues to wane and industrial activity continues to improve.

“Q3 FY22 saw an unanticipated increase in COVID-19 driven sales that contributed approximately 20% or $6 million to our revenue in this period compared to approximately 13% or $3.5 million in Q2 FY22. This is a deviation from our previous expectations for continuous quarter over quarter declines in COVID-19 demand as the pandemic winds down. We attribute this change primarily to regional differences in COVID-19 responses and preparation. Q3 FY22 saw a wave of COVID-19 outbreaks in Southeast Asia while Q2 FY22 was the height of the delta variant outbreak in the U.S. This quarter over quarter increase in pandemic related sales leads us to believe that COVID-19 outbreaks in developing regions of the world are likely to result in greater demand than outbreaks in developed countries where vaccination levels and PPE stockpiles are greater. Q2 FY22 saw the bulk of the delta variant outbreak in the U.S. but generated less demand than the Q3 FY22 outbreak of the same variant in Southeast Asia. We believe this trend is likely to repeat itself, with diminishing demand differences, as the pandemic runs its course. Our strategy in response to this development is unchanged. We are well positioned to address demand fluctuations around the world and have adequate inventory of finished goods to respond, without delay, to these events as they unfold. This development does not alter our internal growth projections as the net result is COVID demand for our products exceeding our previous expectations while industrial sales projections reflect global economic growth.

“The fallout from the pandemic has led to supply chain challenges globally. We have responded by increasing both our finished goods and raw materials inventories to mitigate the threats posed by freight challenges and raw materials availability issues. There have been spot shortages and periodic price increases for raw materials utilized in our High Performance and High Visibility product lines. These are higher margin product lines sold primarily into the U.S. market. These product lines saw reduced sales in prior quarters as a result of the pandemic and will continue to recover as the post-COVD industrial economy improves. Q3 FY22 saw third quarter year-over-year increases in sales of these products as well as certain improvement from Q2 FY22.

“In the third quarter, Lakeland applied the same disciplined approach utilized in our margin preservation and cost control to our capital deployment. We invested in inventories to assure timely delivery of our products to customers, prepare for future waves of virus outbreak, enhance our brand loyalty and reinforce our gross margins which continue running nearly 10% higher than pre-pandemic margins and reaching approximately 42.1% in Q3 FY22.

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“During the third quarter, we also invested in our future growth. We continued our work to increase our near shore manufacturing capacity not only in response to COVID related customer demand in North America, but to assure that we have the manufacturing resources we need to attain our organic growth goals. Additionally, we made a small but strategic investment in the future of Lakeland and the safety industry when we invested approximately $2.8 million in Inova Design Solutions, Ltd. (DBA “Bodytrak”). Bodytrak is an emerging player in the nearly $6 billion “Connected Worker” market and has developed technology that we believe may well lead to predictive safety based on individual biometrics that will allow measurement of worker health and fatigue. And, finally, we continued our stock repurchase program by repurchasing a little over $900,000 of our shares during the third quarter.

“In light of these results and our progress in positioning Lakeland for future growth, we are confident that we will sustain our growth and operational performance going forward.”

Fiscal 2022 Third Quarter Financial Results

Net sales were $30.0 million for the three months ended October 31, 2021, as compared to $27.5 million for fiscal 2022 second quarter ended July 31, 2021 and $41.5 million for fiscal 2021 third quarter ended October 31, 2020.

During fiscal 2021, the Company experienced significant growth in sales of disposable and chemical garments primarily relating to COVID-19 demand, and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors which was partially offset by a decline in traditional industrial spending on these and other protective apparel product lines. A comparison of the fiscal 2022 third quarter to the fiscal 2022 second quarter is provided given the more normalized business environment during these periods, although certain atypical circumstances continue to be experienced. While global economic activity picked up beginning with the Company’s third quarter of fiscal 2021 as many businesses, countries and industrial vertical markets eased earlier imposed temporary closures and lockdowns and due to a broader economic recovery, periodic viral resurgences of COVID-19 and variants has led to isolated increases in demand. Most notable was the increased demand in part of southeast Asia during the fiscal 2022 third quarter. Elsewhere, the economic recovery intensified through October 31, 2021 from the beginning of the fiscal year, although the pandemic and its aftermath continue to present business challenges for the global economy. As a result, certain product lines outside of disposable and chemicals and international segments contributed increases in year-over-year sales for the third quarter, demand in Asia has increased for COVID-19 related purposes, and domestic sales have suffered from both restocking in prior periods and supply chain limitations on certain raw materials impacting new orders for non-disposable/chemical product lines. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in U.S. dollars by approximately $0.6 million in the fiscal third quarter of 2022 as compared with $0.5 million positive impact in the prior year period.

On a consolidated basis for the third quarter of fiscal 2022, domestic sales were $10.6 million or 35% of total revenues and international sales were $19.4 million or 65% of total revenues. This compares with domestic sales of $17.0 million or 41% of the total and international sales of $24.4 million or 59% of the total in the same period of fiscal 2021, while fiscal 2022 second quarter domestic sales were $10.2 million or 37% of total revenues and international sales were $17.3 million or 63% of total revenues.

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Gross profit of $12.6 million for fiscal 2022 third quarter and $12.7 million for fiscal 2022 second quarter decreased from $21.7 million for the third quarter of fiscal 2021. Gross profit as a percentage of net sales was 42.1% for the fiscal 2022 third quarter, down from 46.3% for the fiscal 2022 second quarter and 52.3% for the third quarter of fiscal 2021. Gross profit performance in the fiscal 2021 period benefited from higher volumes including direct container shipments, related factory utilization and an improving product mix with pricing power. Certain of these advantages have partially abated through the end of the third quarter of fiscal 2022. The gross margins as a percentage of sales in all periods continues to track above 40%. This sustained performance level reflects the successful execution of strategies to enhance profitability, particularly for new industrial customers, select price increases, growth in sales of new, higher margin products, manufacturing efficiencies and reduced product variations to isolate higher production runs on fewer garment lines, and revenue mix including increased percentages of revenues from higher value product lines and international regions.

Lakeland reported operating profit of $4.1 million for the three months ended October 31, 2021, up from $3.9 million for the three months ended July 31, 2021 and down from $12.5 million for the quarter ended October 31, 2020. Operating margins were 13.6% for the three months ended October 31, 2021, compared with 14.3% for the three months ended July 31, 2021 and 30.1% for the third quarter of the prior fiscal year. In the fiscal year ended January 31, 2021, performance was primarily elevated due to the Company’s operating leverage on the higher revenues and gross margins which more than offset increases in sales commissions and freight out, and higher compensation tied in large part to the expanded workforce.

The Company reported net income of $2.8 million or $0.36 per basic share and $0.35 per diluted share for the three months ended October 31, 2021, compared with $2.6 million or $0.32 per basic share and $0.31 per diluted share for the three months ended July 31, 2021 and $9.3 million or $1.16 per basic share and $1.14 per diluted share in the third quarter of the prior fiscal year.

As of October 31, 2021, Lakeland had cash and cash equivalents of approximately $55.5 million, up from $52.6 million at January 31, 2021 and down from $59.8 million at July 31, 2021. Approximately $2.8 million was used to make a strategic investment in Bodytrak® to enter the Connected Worker Market for “Smart PPE.” Accounts receivable at October 31, 2021 of $16.9 million increased from $15.1 million at July 31, 2021 but was down from $21.7 million at January 31, 2021. Days sales outstanding was approximately 51 at October 31, 2021, a decline from 54 days at January 31, 2021. Accounts payable and accrued liabilities at October 31, 2021 was $11.6 million, as compared with $14.3 million at July 31, 2021 and $13.1 million at January 31, 2021. Working capital at October 31, 2021 was $111.0 million, flat with $111.5 million at July 31, 2021 and up from $108.2 million at January 31, 2021. Lakeland’s $25 million revolving credit facility had no borrowings as of October 31, 2021, as the Company continues to have no debt.

During the fiscal 2021 third quarter, the Company repurchased approximately $900,000 worth of common stock under its stock repurchase program. Shares repurchased in the nine months ended October 31, 2021 totaled 271,024 shares at a cost of $5.9 million. At October 31, 2021, a total of $4.1 million was available to the Company for the repurchase of its outstanding common stock.

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Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2022 third quarter financial results. The conference call will be hosted by Charles D. Roberson, President and Chief Executive Officer, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 888-506-0062 (Domestic) or 973-528-0011 (International). For a replay of this call through December 16, 2021, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 43833.

About Lakeland Industries, Inc.:

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made to more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
256-445-4100	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “can,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based, except as may be required by law.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

EBITDA is defined as net income plus interest, taxes, depreciation and amortization and other income (expense). Adjusted EBITDA is defined as EBITDA plus equity compensation. Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and foreign cash taxes paid.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP Results to non-GAAP Results and Supplemental Information tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

($000’s Except Share Information)

ASSETS	October 31,	January 31,
	2021	2021
Current assets
Cash and cash equivalents	$55,533	$52,596
Accounts receivable, net of allowance for doubtful accounts of $613 and $700 at October 31, 2021 and January 31, 2021, respectively	16,879	21,702
Inventories	47,042	43,833
Prepaid VAT and other taxes	2,322	1,343
Other current assets	3,113	4,134
Total current assets	124,889	123,608
Property and equipment, net	8,878	9,819
Operating leases right-of-use assets	5,356	2,347
Deferred tax assets	2,048	2,839
Other assets	1,198	1,312
Investments	2,783	----
Total assets	$145,152	$139,925
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,426	$7,397
Accrued compensation and benefits	3,030	3,902
Other accrued expenses	2,192	1,793
Income tax payable	913	1,534
Current portion of operating lease liabilities	1,311	768
Total current liabilities	13,872	15,394
Long-term portion of operating lease liabilities	3,849	1,613
Total liabilities	17,721	17,007
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	----	—
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,555,672 and 8,498,457; outstanding 7,775,406 and 7,984,518 at October 31, 2021 and January 31, 2021, respectively	86	85
Treasury stock, at cost; 780,266 and 509,242 shares at October 31, 2021 and January 31, 2021, respectively	(10,910)	(5,023)
Additional paid-in capital	77,184	76,781
Retained earnings	62,678	52,687
Accumulated other comprehensive loss	(1,607)	(1,612)
Total stockholders' equity	127,431	122,918
Total liabilities and stockholders' equity	$145,152	$139,925

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000’s Except Share Information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Net sales	$30,032	$41,451	$91,590	$122,054
Cost of goods sold	17,399	19,763	51,853	60,882
Gross profit	12,633	21,688	39,737	61,172
Operating expenses	8,544	9,195	25,483	26,575
Operating profit	4,089	12,493	14,254	34,597
Other income (expense), net	(1)	12	(14)	49
Interest expense	(2)	(4)	(7)	(23)
Income before taxes	4,086	12,501	14,233	34,623
Income tax expense	1,294	3,237	4,242	7,386
Net income	$2,792	$9,264	$9,991	$27,237
Net income per common share:
Basic	$0.36	$1.16	$1.26	$3.41
Diluted	$0.35	$1.14	$1.23	$3.36
Weighted average common shares outstanding:
Basic	7,849,591	7,979,902	7,942,162	7,976,228
Diluted	7,998,965	8,123,848	8,095,025	8,110,435

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020

Net Income to EBITDA
Net Income	$2,792	$9,264	$9,991	$27,237
Interest	2	4	7	23
Taxes	1,294	3,237	4,242	7,386
Depreciation and amortization	430	491	1,470	1,425
Other income (expense)	(1)	12	(14)	49
EBITDA	$4,519	$12,984	$15,724	$36,022

EBITDA to Adjusted EBITDA
(excluding non-cash expenses)

EBITDA	$4,519	$12,984	$15,724	$36,022
Equity compensation	418	854	1,025	1,263
Adjusted EBITDA	$4,937	$13,838	$16,749	$37,285

Net Cash Provided by Operating Activities to Free Cash Flow Cash flow (used in) provided by operating activities	$(519)	$5,695	$12,591	$28,026

Capital expenditures	119	585	581	1,325
Cash paid for taxes (foreign)	1,414	650	4,217	2,376
Free cash flow	$(2,052)	$4,460	$7,793	$24,325

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LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Supplemental Information

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020

Net sales	$30,032	$41,451	$91,590	$122,054
Year over year change	(27.5)%	50.9%	(25.0)%	53.3%
Gross profit	12,633	21,688	39,737	61,172
Gross profit %	42.1%	52.3%	43.4%	50.1%
Operating expenses	8,544	9,195	25,483	26,575
Operating expenses as a percentage of sales	28.4%	22.2%	27.8%	21.8%
Operating income	4,089	12,493	14,254	34,597
Operating income as a percentage of sales	13.6%	30.1%	15.6%	28.3%
Interest expense	(2)	(4)	(7)	(23)
Other income (expense), net	(1)	12	(14)	49
Income before taxes	4,086	12,501	14,233	34,623
Income tax expense	1,294	3,237	4,242	7,386
Net income	$2,792	$9,264	$9,991	$27,237
Weighted average shares for EPS-Basic	7,850	7,980	7,942	7,976
Net income per share	$0.36	$1.16	$1.26	$3.41
Operating income	$4,089	$12,493	$14,254	$34,597
Depreciation and amortization	430	491	1,470	1,425
EBITDA	4,519	12,984	15,724	36,022
Equity compensation	418	854	1,025	1,263
Adjusted EBITDA	$4,937	$13,838	$16,749	$37,285

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